Filed Pursuant to Rule 433

Registration Nos. 333-251538 and 333-251538-01

Free Writing Prospectus dated February 15, 2024

Class A(2024-1) WFCardSeries Notes

Wells Fargo Bank, National Association

Sponsor, Servicer and Originator of Assets

WF Card Funding, LLC

Depositor and Transferor

WF Card Issuance Trust

Issuing Entity

The transferor has prepared a preliminary prospectus dated February 15, 2024 that describes the Class A(2024-1) notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the Class A(2024-1) notes.

Ratings

The issuing entity will issue the Class A(2024-1) notes only if they are rated by the following nationally recognized statistical rating organizations as follows:

Fitch Ratings, Inc.	AAAsf*
Moody’s Investors Service, Inc.	Aaa (sf)*
S&P Global Ratings	AAA (sf)*

A rating addresses the likelihood of the payment of interest on a note when due and the ultimate payment of principal of that note by its legal maturity date. A rating does not address the likelihood of payment of principal of a note on its expected principal payment date. In addition, a rating does not address the possibility of an early payment or acceleration of a note, which could be caused by an early redemption event or an event of default. A rating is not a recommendation to buy, sell or hold notes and may be subject to revision or withdrawal at any time by the assigning rating agency. A rating is based on each rating agency’s independent evaluation of the receivables and the availability of any credit enhancement for the notes. A rating, or a change or withdrawal of a rating, by one rating agency will not necessarily correspond to a rating, or a change or withdrawal of a rating, from any other rating agency. If any of the ratings of these Class A(2024-1) notes changes, Class A(2024-1) noteholders will not be so notified by Wells Fargo Bank, National Association, WF Card Funding, LLC or WF Card Issuance Trust.

Underwriters

Sole Lead Bookrunner

Wells Fargo Securities, LLC Co-Managers

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The transferor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the transferor has filed with the SEC for more complete information about the transferor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the transferor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

1-800-645-3751.

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* An “(sf)” or “sf” in the credit rating denotes an identification for structured finance product ratings.